Exhibit 99.1
Lumera Announces Resignation of CEO, Tom Mino

BOTHELL, WA. (August 15, 2007) -- Lumera Corporation (NASDAQ: LMRA), today announced the resignation of its Chief Executive Officer, Thomas D. Mino. Mr. Mino has elected to resign his position as CEO and a board member, but will continue to serve as a consultant to the company.

"We are proud to have had Tom in a leadership role from Lumera's earliest days. He has built a wonderful team to commercialize a technology whose potential is wide reaching. Tom Mino and his team have raised capital in the private and public markets in Lumera's name and have delivered products to the market that people are putting to exciting uses to make a difference in the telecom and bioscience markets. We wish him all the very best," said C. James Judson, Chairman of Lumera's Board of Directors.

“I have enjoyed the opportunity to lead this company over the past six years. It has been a pleasure to work with such talented people throughout the organization,” said Mr. Mino, “Lumera is a company with tremendous potential and I am confident of this team’s ability to fulfill that potential.”

The Board has formed a search committee to find a new permanent CEO. In the meantime, the Board has selected Joseph J. Vallner, a current board member, to serve as President and Interim Chief Executive Officer while Lumera searches for a permanent Chief Executive Officer. Dr. Vallner has served as a director since June 2006, and is an experienced biotech and technology company executive. Dr. Vallner was recently appointed Chief Executive Officer of Lumera's Plexera subsidiary. He will continue to act as CEO of Plexera while Interim CEO of Lumera.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:

Hélène F. Jaillet
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation